Transgenomic Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (March 12, 2014) - Transgenomic, Inc. (OTC/BB: TBIO) today reported financial results for the fourth quarter and year ended December 31, 2013, and provided a business update.

Fourth Quarter Financial Results

Net sales for the fourth quarter of 2013 were $6.2 million compared with $7.3 million for the same period in 2012. The decline in 2013 is mainly attributable to decreased volume in the Laboratory Services segment, principally in the Neurology business, and an unfavorable shift in mix, as a surplus of higher-priced tests were reported in last year’s fourth quarter following a production disruption. This decline was partially offset by a significant increase in the Genetic Assays and Platforms segment, which resulted from an increase in unit sales of instruments in the U.S. and in Europe.

Gross profit was $2.6 million or 41 percent of net sales, compared with gross profit of $3.5 million or 49 percent of net sales for the same period in 2012. The decrease in gross profit was mainly due to lower margins in our Laboratory Services segment, related to the lower test volumes.

Operating expenses were $6.2 million during the fourth quarter of 2013, compared with $6.8 million in the prior year. The decrease in operating expenses was primarily due to reductions in our Laboratory Services field sales force, as we adopted our new channel strategy with partners such as PDI.

In the fourth quarter of 2013, there was a $0.3 million non-cash expense related to warrant revaluation compared to $1.2 million of income in the fourth quarter of 2012. The expense resulted from a higher value being assigned to Company warrants as a result of a rise in the Company’s stock price in the fourth quarter of 2013, compared to a decline in the stock price in the fourth quarter of 2012.

The net loss for the fourth quarter of 2013 was $4.0 million, or $0.05 per share, compared with a net loss of $2.3 million, or $0.03 per share, for the fourth quarter of 2012. The majority of the increase in net loss was due to the change in non-cash warrant revaluation.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results, was a loss of $2.6 million for the fourth quarter of 2013, compared to a $2.4 million loss for the same period for 2012. A reconciliation of net loss to modified EBITDA is presented below.

Cash and cash equivalents were $1.6 million as of December 31, 2013, compared with $4.5 million as of December 31, 2012. On March 6, 2014, the Company announced the completion of a $7 million placement of convertible preferred stock with affiliates of Third Security, LLC, a life sciences investment firm founded by R.J. Kirk. This funding, along with a debt restructuring that will defer approximately $1.5 million of debt service payments from 2014 to 2015 provides capital that the Company will use to execute on its business plan in 2014.

2013 Full Year Financial Results

Net sales for the twelve months ended December 31, 2013 were $27.5 million, compared with $31.5 million in 2012. The decrease from 2012 was driven by reduced revenues in the Laboratory Services segment reflecting lower test volumes, as described in the fourth quarter commentary, partially offset by higher contract revenue associated with a collaboration agreement.

Gross profit for the full year 2013 was $12.5 million, or 45 percent of net sales, compared with gross profit of $15.0 million, or 48 percent of net sales, in 2012. The decrease in gross profit was largely attributable to lower margins in our Laboratory Services segment related to lower test volumes and an unfavorable change in product mix.

Operating expenses were $28.3 million for the twelve months ended December 31, 2013, compared with $24.5 million in the prior year. The increase was due to higher costs related to our Laboratory Services field sales force in the first half of 2013 and a higher bad debt provision in 2013.

Income from warrant revaluation in 2013 was $1.9 million less than in 2012. This reduction in non-cash income resulted from a modest decline in the Company’s stock price in 2013 versus a significant decline in the Company’s stock price in 2012.

The net loss for the twelve months ended December 31, 2013 was $16.0 million, or $0.19 per share, compared with a net loss of $8.2 million, or $0.13 per share, during the comparable period of 2012.

“Transgenomic achieved a number of important milestones in 2013, including our entry into multiple strategic partnerships with world-class associates, including Amgen, PerkinElmer and PDI,” said Paul Kinnon, President and Chief Executive Officer. “Each of these partnerships is focused and designed to help us build and achieve our goal of maximizing the commercial potential of our molecular diagnostics portfolio by significantly expanding our global commercial reach in all of our business units.”

Mr. Kinnon continued: “We maintained this forward momentum in early 2014 by securing an important new patent relating to our ICE COLD-PCR technology platform, which further strengthens our ICE COLD-PCR intellectual property. In parallel, we’ve successfully completed an important financing on favorable terms by raising $7 million via a convertible preferred stock placement with affiliates of Third Security. We are optimistic that, collectively, these efforts and our keen focus on commercialization of the Company’s substantial assets will provide us with a stronger corporate foundation for value creation for all of our stakeholders.”

Recent Highlights

•	Transgenomic Files Application for NASDAQ Stock Market Listing and Board Approves Reverse Stock Split: In December 2013, the Company filed documents with the US Securities and Exchange Commission to propose a 1-for-12 reverse split of its issued and outstanding shares of common stock. The action was approved by the Company’s shareholders and the reverse stock split took effect at the start of trading on January 28, 2014. Concurrently, the Company filed an application for listing its common shares on The NASDAQ Stock Market. The proposed uplisting is expected to benefit the Company through greater visibility, access to capital, and increased share liquidity.

•	Stephen R. Miller Appointed to Head Patient Testing Business Unit: In November 2013, Transgenomic appointed Stephen R. Miller as Senior Vice President and General Manager of the Patient Testing Business Unit. Mr. Miller brings over 22 years of experience in the diagnostics and biotechnology industries to Transgenomic, with a proven track record of commercializing molecular diagnostic tests on a global basis. With expertise covering sales, marketing, and business development, Mr. Miller also brings in-depth experience in developing and implementing strategic commercialization and reimbursement plans.

Conference Call

Transgenomic management will host a conference call to discuss fourth quarter and full year 2013 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1906 from the U.S. or Canada or 785-424-1825 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/calendar/2014/03/fourth-quarter-financial-results-conference-call-march-12-2014 and follow the instructions. An archived webcast of the call will be available for 60 days. A telephone replay will be available from 8:00 p.m. Eastern Time on March 12, 2014 through 11:59 p.m. Eastern Time on March 26, 2014 by dialing 800-677-7085 (domestic) or 402-220-0665 (international).

About Transgenomic

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases. The Company has three complementary business divisions: Patient Testing, Biomarker Identification, and Genetic Assays and Platforms, which provide specialized diagnostic tests, contract research services for drug development, and equipment, reagents and other consumables for clinical and research applications in molecular testing and cytogenetics.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the Company’s ability to execute on its plan for 2014, the Company’s proposed listing on the Nasdaq Stock Market, the anticipated benefits of the Company’s multiple strategic partnerships, management's current views and estimates of future economic circumstances, industry conditions and company performance and financial results. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission, which are available free of charge on the SEC's website at http://www.sec.gov. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Company Contact

David Pitts	Investor Relations
Argot Partners	Transgenomic, Inc.
212-600-1902	402-452-5416
david@argotpartners.com	investorrelations@transgenomic.com

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET SALES:
Laboratory Services	$2,840	$4,803	$15,391	$19,329
Diagnostic Tools	3,378	2,490	12,153	12,151
	6,218	7,293	27,544	31,480
COST OF GOODS SOLD	3,664	3,748	15,048	16,470
GROSS PROFIT	2,554	3,545	12,496	15,010
OPERATING EXPENSES:
Selling, general and administrative	5,260	6,192	25,043	22,023
Research and development	905	620	3,212	2,491
	6,165	6,812	28,255	24,514
LOSS FROM OPERATIONS	(3,611)	(3,267)	(15,759)	(9,504)
OTHER INCOME (EXPENSE):
Interest expense, net	(182)	(175)	(642)	(888)
Change in fair value of warrants	(300)	1,200	300	2,200
Other, net	6	(12)	60	11
	(476)	1,013	(282)	1,323
LOSS BEFORE INCOME TAXES	(4,087)	(2,254)	(16,041)	(8,181)
INCOME TAX EXPENSE (BENEFIT)	(105)	59	(54)	146
NET INCOME (LOSS)	$(3,982)	$(2,313)	$(15,987)	$(8,327)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(181)	(165)	(726)	(660)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(4,163)	$(2,478)	$(16,713)	$(8,987)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.05)	$(0.03)	$(0.19)	$(0.13)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	88,245,725	71,645,725	87,199,698	69,417,419

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
NET LOSS	$(3,982)	$(2,313)	$(15,987)	$(8,327)
INTEREST EXPENSE	182	175	642	887
INCOME TAX EXPENSE (BENEFIT)	(105)	59	(54)	146
DEPRECIATION AND AMORTIZATION	702	708	2,804	2,278
CHANGE IN FAIR VALUE OF WARRANTS	300	(1,200)	(300)	(2,200)
STOCK OPTION EXPENSE	294	175	462	731
MODIFIED EBITDA	$(2,609)	$(2,396)	$(12,433)	$(6,485)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share data)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,626	$4,497
Accounts receivable, net	5,314	8,081
Inventories, net	3,957	5,092
Other current assets	938	1,047
Total current assets	11,835	18,717
PROPERTY AND EQUIPMENT, NET	2,003	2,190
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles	9,195	10,764
Other assets	327	202
	$30,278	$38,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$9,838	$15,268
OTHER LIABILITIES:
Long term debt less current maturities	5,105	—
Common stock warrant liability	600	900
Preferred stock dividend payable	1,986	1,260
Other long-term liabilities	1,303	1,089
Total liabilities	18,832	18,517
STOCKHOLDERS’ EQUITY	11,446	20,274
	$30,278	$38,791